Exhibit 4.4

THIRD AMENDMENT TO THE VERIZON SAVINGS AND SECURITY PLAN

FOR NEW YORK AND NEW ENGLAND ASSOCIATES

THIRD AMENDMENT TO THE VERIZON SAVINGS AND SECURITY PLAN

FOR MID-ATLANTIC ASSOCIATES

This Amendment is adopted this 26th day of June, 2018.

WHEREAS, Verizon Communications Inc. (Verizon) maintains the Verizon Savings and Security Plan for New York and New England Associates (NYNE Savings Plan) and the Verizon Savings and Security Plan for Mid-Atlantic Associates (Mid-Atlantic Savings Plan);

WHEREAS, pursuant to Section 20.1 of the Mid-Atlantic Savings Plan the plan may be amended by the Chairperson of the Verizon Employee Benefits Committee (Committee), acting on behalf of Verizon in a settlor capacity;

WHEREAS, pursuant to Section 18.1 of the NYNE Savings Plan, the plan may be amended by the Committee acting on behalf of Verizon in a settlor capacity, and the Chairman of the Committee is authorized by the Committee to act on behalf of the Committee for that purpose; and

WHEREAS, Verizon desires to amend the plans to provide for the suspension of investments in the Fidelity Dividend Growth Fund effective as of June 29, 2018 and the elimination of that fund as an available investment option effective as of November 30, 2018.

NOW, THEREFORE, the plans are amended as set forth on the Exhibits hereto effective as stated therein.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

Verizon Communications Inc.

By:	/s/ Marc C. Reed
Marc C. Reed
Chairman of the Verizon Employee Benefits Committee

EXHIBIT A

THIRD AMENDMENT TO THE VERIZON SAVINGS AND SECURITY PLAN

FOR NEW YORK AND NEW ENGLAND ASSOCIATES

The definition of “Funds” in Section 2 of the NYNE Savings Plan is amended to add a new paragraph at the end of such definition, such paragraph to read in its entirety as set forth below.

Effective as of the close of the market on or about June 29, 2018, the Fidelity Dividend Growth Fund shall not receive any additional contributions or investment transfers, including loan repayments, and all elections to invest amounts in the Fidelity Dividend Growth Fund shall be deemed elections to invest in the Active U.S. Equity Fund. Effective as of the close of the market on or about November 30, 2018, the Fidelity Dividend Growth Fund shall not be available as an investment option under the Plan, and all amounts in such fund shall be liquidated and transferred to the Active U.S. Equity Fund.

Exhibit A – Page 1

EXHIBIT B

THIRD AMENDMENT TO THE VERIZON SAVINGS AND SECURITY PLAN

FOR MID-ATLANTIC ASSOCIATES

The definition of “Funds” in Section 2 of the Mid-Atlantic Savings Plan is amended to add a new paragraph at the end of such definition, such paragraph to read in its entirety as set forth below.

Effective as of the close of the market on or about June 29, 2018, the Fidelity Dividend Growth Fund shall not receive any additional contributions or investment transfers, including loan repayments, and all elections to invest amounts in the Fidelity Dividend Growth Fund shall be deemed elections to invest in the Active U.S. Equity Fund. Effective as of the close of the market on or about November 30, 2018, the Fidelity Dividend Growth Fund shall not be available as an investment option under the Plan, and all amounts in such fund shall be liquidated and transferred to the Active U.S. Equity Fund.

Exhibit B – Page 1